Form 10-K, Exhibit 13
period 2007-12-31
ML APM Global Commodity FuturesAccess LLC
filed 2008-03-31
CIK 1384841

Exhibit 13.01

ML APM GLOBAL COMMODITY
FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements for the year ended December 31, 2007 and for the period December 1, 2006 (commencement of operations) to December 31, 2006 and Report of Independent Registered Public Accounting Firm

ML APM GLOBAL COMMODITY FUTURESACCESS LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2007 and 2006	2

Statements of Operations for the year ended December 31, 2007 and for the period December 1, 2006 (commencement of operations) to December 31, 2006	3

Statements of Changes in Members’ Capital for the year ended December 31, 2007 and for the period December 1, 2006 (commencement of operations) to December 31, 2006	4

Financial Data Highlights for the year ended December 31, 2007 and for the period December 1, 2006 (commencement of operations) to December 31, 2006	5-6

Notes to Financial Statements	7-13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

  ML APM Global Commodity FuturesAccess LLC

We have audited the accompanying statements of financial condition of ML APM Global Commodity FuturesAccess LLC (the “Fund”), as of December 31, 2007 and 2006, and the related statements of operations and changes in members’ capital and the financial data highlights for the year ended December 31, 2007 and for the period December 1, 2006 (commencement of operations) to December 31, 2006.  These financial statements and financial data highlights are the responsibility of the Fund’s management.  Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement.  The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of ML APM Global Commodity FuturesAccess LLC as of December 31, 2007 and 2006, the results of its operations, the changes in its members’ capital, and the financial data highlights for the year ended December 31, 2007 and for the period December 1, 2006 (commencement of operations) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
March 31, 2008

ML APM GLOBAL COMMODITY FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2007 and December 31, 2006

	December 31,	December 31,
	2007	2006

ASSETS:
Equity in commodity futures trading accounts:
Cash (including restricted cash of $6,068,085 for 2007 and $1,272,271 for 2006)	$57,821,014	$10,138,738
Options at market (premium paid $4,367,164 for 2007 and $772,643 for 2006)	6,520,243	585,476
Net unrealized profit on open contracts	589,384	208,001
Cash	13,740	—
Deferred initial offering costs	—	55,000
Accrued interest	191,067	43,979

TOTAL ASSETS	$65,135,448	$11,031,194

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:
Brokerage commissions payable	$16,935	$1,782
Management fee payable	80,070	13,694
Sponsor fee payable	70,822	—
Performance fee payable	936,548	—
Initial offering costs payable	27,965	60,000
Redemptions payable	142,377	4,449,999
Other	291,685	18,285

Total liabilities	1,566,402	4,543,760

MEMBERS’ CAPITAL:
Members’ Interest (56,168,576 and 6,615,200 Units)	63,569,046	6,487,434
Total members’ capital	63,569,046	6,487,434

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$65,135,448	$11,031,194

NET ASSET VALUE PER UNIT (NOTE 5)

(Based on 56,168,576 and 6,615,200 Units outstanding, unlimited Units authorized)

See notes to financial statements.

ML APM GLOBAL COMMODITY FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007 AND FOR THE PERIOD DECEMBER 1, 2006

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2006

	December 31,	December 31,
	2007	2006
TRADING PROFIT (LOSS):

Realized	$4,791,852	$(238,314)
Change in unrealized	2,721,629	20,834
Brokerage commissions	(82,693)	(3,465)

Total trading profit (loss)	7,430,788	(220,945)

INVESTMENT INCOME:
Interest	1,459,136	45,356

EXPENSES:
Management fee	543,610	13,694
Sponsor fee	465,974	—
Performance fee	936,548	—
Other	426,215	23,284

Total expenses	2,372,347	36,978

NET INVESTMENT INCOME (LOSS)	(913,211)	8,378

NET INCOME (LOSS)	$6,517,577	$(212,567)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	3,900,017	n/a
Class C	13,552,158	n/a
Class D	12,898,046	11,150,000
Class I	4,433,866	n/a

Net income (loss) per weighted average Unit
Class A	$0.1533	n/a
Class C	$0.2127	n/a
Class D	$0.1607	$(0.0191)
Class I	$0.2174	n/a

See notes to financial statements.

ML APM GLOBAL COMMODITY FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2007 AND FOR THE PERIOD DECEMBER 1, 2006

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2006

				Members’ Capital			Members’ Capital
	Initial Offering	Subscriptions	Redemptions	December 31, 2006	Subscriptions	Redemptions	December 31, 2007

Class A*	—	—	—	—	4,470,511	(222,719)	4,247,792
Class C	—	—	—	—	26,151,093	(2,689,173)	23,461,920
Class D	11,150,000	—	(4,534,800)	6,615,200	24,658,509	(11,598,523)	19,675,186
Class I	—	—	—	—	8,875,453	(91,775)	8,783,678

Total Members’ Units	11,150,000	—	(4,534,800)	6,615,200	64,155,566	(14,602,190)	56,168,576

					Members’ Capital				Members’ Capital
	Initial Offering	Subscriptions	Redemptions	Net Loss	December 31, 2006	Subscriptions	Redemptions	Net Income	December 31, 2007

Class A*	$—	$—	$—	$—	$—	$4,484,410	$(233,025)	$597,999	$4,849,384
Class C	—	—	—	—	—	26,424,408	(2,847,647)	2,882,803	26,459,564
Class D	11,150,000	—	(4,449,999)	(212,567)	6,487,434	25,153,084	(11,476,308)	2,072,896	22,237,106
Class I	—	—	—	—	—	9,156,130	(97,017)	963,879	10,022,992

Total Members’ Interest	$11,150,000	$—	$(4,449,999)	$(212,567)	$6,487,434	$65,218,032	$(14,653,997)	$6,517,577	$63,569,046

* Units issued on February 1, 2007.

See notes to financial statements.

ML APM GLOBAL COMMODITY FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2007

Per Unit Operating Performance:	Class A*		Class C	Class D	Class I

Net asset value, beginning of period	$1.0000		$1.0000	$0.9807	$1.0000

Realized trading profit	0.0988		0.1100	0.1098	0.1111
Change in unrealized trading profit	0.0651		0.0544	0.0545	0.0550
Brokerage commissions	(0.0020)		(0.0021)	(0.0021)	(0.0021)
Interest income	0.0388		0.0423	0.0420	0.0425
Expenses	(0.0591)		(0.0768)	(0.0547)	(0.0654)

Net asset value, end of period	$1.1416		$1.1278	$1.1302	$1.1411

Total Return:

Total return before Performance fees	15.87	% (b)	14.65%	17.53%	16.26%
Performance fees	-1.62	% (b)	-1.78%	-2.13%	-2.02%
Total return after Performance fees	14.13	% (b)	12.78%	15.24%	14.11%

Ratios to Average Net Assets:

Expenses (excluding Performance fees)	4.43	% (a)	5.09%	3.26%	3.62%
Performance fees	1.95	% (a)	2.78%	2.74%	3.12%
Expenses (including Performance fees)	6.38%		7.87%	6.00%	6.74%

Net investment loss	-2.23	% (a)	-3.77%	-1.46%	-2.72%

* Units were issued on February 1, 2007.

(a) The ratios have been annualized.

(b) Not annualized.

See notes to financial statements.

ML APM GLOBAL COMMODITY FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE PERIOD DECEMBER 1, 2006 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2006

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class D

Net asset value, beginning of period	$1.0000

Realized trading loss	(0.0217)
Change in unrealized trading profit	0.0019
Brokerage commissions	(0.0003)
Interest income	0.0041
Expenses	(0.0033)

Net asset value, end of period	$0.9807

Total Return:

Total return	-1.91	% (b)

Ratios to Average Net Assets: (a)

Expenses	5.50%

Net investment income	1.14%

(a) The ratio has been annualized
(b) Not annualized

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

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on the trade date.  Open  futures and forward contracts are reflected in Net unrealized profit on open contracts in the Statement of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  Option contracts are valued at market (last sale price) as of the last business day of the reporting period and shown on the Statement of Financial Condition.  The change in unrealized profit (loss) on open contracts and options from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statement of Operations.

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

Cash at Broker

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements. Included in cash deposits with the broker at December 31, 2007 and 2006 were restricted cash for margin requirements of $6,068,085 and $1,272,271, respectively.

Operating Expenses, Offering Costs and Selling Commissions

The Fund pays for all routine operating costs (including offering costs, administration, custody, transfer, exchange and redemption process, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and expenses) incurred by the Fund.  The Fund also pays any extraordinary expenses.

MLAI paid all the expenses incurred in connection with the initial offering of the Units. The Fund is reimbursing MLAI for these costs in 60 monthly installments.  For financial reporting purposes in conformity with U.S GAAP, the Fund amortizes the total initial offering costs of $42,000 over a twelve-month period (the Fund revised its estimate of initial offering costs from $60,000 to $42,000 during the year ended December 31, 2007.  For all other purposes, including determining the Net Asset Value per Unit for subscription and redemption purposes, the Fund amortizes offering costs over a 60 month period (see Note 5).

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

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the year ended December 31, 2007 and for the period ended December 31, 2006.

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

Redemptions and Exchanges

                       A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value for all other purposes (see Note 5) as of the close of business, on the last business day of any month, upon ten calendar days’ notice (“notice period”).

An investor in the Fund can exchange these Units for Units of the same Class in other Program Funds as of the beginning of each calendar month upon at least ten days prior notice.  The minimum exchange amount is $10,000.

Redemption requests are accepted within the notice period.  The Fund does not accept any redemption requests after the notice period.  All redemption requests received after the notice period will be processed for the following month.

Dissolution of the Fund

The Fund may terminate if certain circumstances occur as set forth in the offering memorandum, which include but are not limited to the following:

(a)                      Bankruptcy, dissolution, withdrawal or other termination of the trading advisor of this Fund.

(b)                     Any event which would make unlawful the continued existence of this Fund.

(c)                      Determination by MLAI to liquidate or withdraw from the Fund.

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

2.               CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments include Options at market and Net unrealized profit on open contracts in the Statements of Financial Condition as of December 31, 2007 and 2006 are as follows:

2007

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit	Percent of
Sector	Contracts	Profit	Members’ Capital	Contracts	Profit	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Futures Contracts

Interest rates	1,804	$463,505	0.73%	(448)	$125,879	0.20%	$589,384	0.93%	March 2008

Sector Total		$463,505	0.73%		$125,879	0.20%	$589,384	0.93%

Options

		Cost			Market
Agriculture	967	$1,550,162	2.44%	967	$2,425,546	3.82%	$875,384	1.38%	May 2008 - June 2008
Energy	215	1,222,845	1.92%	215	2,280,460	3.59%	1,057,615	1.67%	May 2008
Metals	338	1,594,157	2.51%	338	1,814,237	2.85%	220,080	0.34%	May 2008 - June 2008

Options Total		$4,367,164	6.87%		$6,520,243	10.26%	$2,153,079	3.39%

2006

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Futures Contracts

Interest rates	87	$(13,674)	-0.21%	(303)	$221,675	3.42%	$208,001	3.21%	March 2007

Sector Total		$(13,674)	-0.21%		$221,675	3.42%	$208,001	3.21%

Options

		Cost		Market
Agriculture	171	$276,398	4.26%	$265,765	4.10%	$(10,633)	-0.16%	May 2007
Energy	46	214,295	3.30%	132,628	2.04%	(81,667)	-1.26%	May 2007
Metals	59	281,950	4.35%	187,083	2.88%	(94,867)	-1.46%	May 2007 - June 2007

Options Total		$772,643	11.91%	$585,476	9.02%	$(187,167)	-2.89%

No individual contract’s unrealized gain or loss comprised greater than 5% of Members’ Capital as of December 31, 2007 and 2006.

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

The Fund pays brokerage commissions on actual cost per round turn.  The average round-turn commission rate charged to the Fund for the year ended December 31, 2007 and for the period ended December 31, 2006 were approximately $7.63 and $10.47 respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

The Fund pays APM annual management fees of 1.50% of the Fund’s average month-end assets allocated to them after reduction for the brokerage commissions accrued with respect to such assets.  MLAI receives 25% of the 1.50% management fee for sponsoring and providing ongoing administration and operational support to the Fund.

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

Performance fees paid by the Fund are calculated as 15% of any New Trading Profit, as defined, and earned by APM as of either the end of each calendar year or upon the net reallocation of assets away from APM.  MLAI receives 25% of the 15% performance fees.  Performance fees are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

5.                    NET ASSET VALUE PER UNIT

For financial reporting purposes, in conformity with U.S. GAAP, the Fund amortizes over a twelve-month period the total initial offering costs payable to MLAI for purposes of determining Net Asset Value.  For all other purposes, including computing Net Asset Value for purposes of member subscription and redemption activity, such costs are amortized over 60 months.  Consequently, as of December 31, 2007 and 2006, the Net Asset Value and Net Asset Value per Unit of the different Classes for financial reporting purposes and for all other purposes are as follows:

December 31, 2007

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes (unaudited)	Financial Reporting	Number of Units	All Other Purposes (unaudited)	Financial Reporting
Class A	$4,852,693	$4,849,384	4,247,792	$1.1424	$1.1416
Class C	26,466,199	26,459,564	23,461,920	1.1280	1.1278
Class D	22,254,692	22,237,106	19,675,186	1.1311	1.1302
Class I	10,025,466	10,022,992	8,783,678	1.1414	1.1411
	$63,599,050	$63,569,046	56,168,576

December 31, 2006

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes (unaudited)	Financial Reporting	Number of Units	All Other Purposes (unaudited)	Financial Reporting
Class D	$6,491,434	$6,487,434	6,615,200	$0.9813	$0.9807

6.               WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income per weighted average Unit.  The weighted average number of Units outstanding for each Class for the year ended December 31, 2007 and for the period ended December 31, 2006 equals the Units outstanding for each Class as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

7.               RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”).  FAS 157 establishes a common definition for fair value under US GAAP, establishes a framework for measuring fair value and expands disclosure requirements about such fair value measurements.  FAS 157 is effective for fiscal years beginning after November 15, 2007.  The Fund is currently evaluating the impact of adopting FAS 157 on its financial statements.

Effective January 1, 2007, the Fund adopted the provisions of  FASB  Interpretation No. 48 (“FIN 48”) Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. The implementation of this pronouncement had no impact on the financial statements.

8.         MARKET AND CREDIT RISK

The nature of this Fund has certain risks, which cannot all be presented on the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Fund’s net unrealized profit on open contracts on such derivative instruments as reflected in the Statement of Financial Condition.  The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Fund as well as the volatility and liquidity of the markets in which the derivative instruments are traded.  Investments in foreign markets may also entail legal and political risks.

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of APM, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge APM to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied by APM.

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

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized profit on open contracts, if any, included in the Statement of Financial Condition. The Fund attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

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