Form 10-K, Exhibit 13
period 2008-12-31
ML APM Global Commodity FuturesAccess LLC
filed 2009-03-31
CIK 1384841

Exhibit 13.01

SYSTEMATIC MOMENTUM II LLC

(A Delaware Limited Liability Company)

Financial Statements for the years ended December 31, 2008 and 2007 and for the Period December 1, 2006 (Commencement of Operations)

to December 31, 2006 and

Report of Independent Registered Public Accounting Firm

SYSTEMATIC MOMENTUM II LLC

(A DELAWARE LIMITED PARTNERSHIP)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2008 and 2007	2

Statements of Operations for the years ended December 31, 2008 and 2007 and for the period December 1, 2006 (Commencement of Operations) to December 31, 2006	3

Statements of Changes in Members’ Capital for the years ended December 31, 2008 and 2007 and for the period December 1, 2006 (Commencement of Operations) to December 31, 2006	4

Financial Data Highlights for the years ended December 31, 2008 and 2007 and for the period December 1, 2006 (Commencement of Operations) to December 31, 2006	5

Notes to Financial Statements	8

Deloitte & Touche LLP
Two World Financial Center
New York, NY 10281-1414
USA

Tel: +1 212 436 2000
www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

Systematic Momentum II LLC:

We have audited the accompanying statements of financial condition of Systematic Momentum II LLC (formerly known as APM Global Commodity FuturesAccess LLC) (the “Fund”), as of December 31, 2008 and 2007, and the related statements of operations, changes in members’ capital, and the financial data highlights for the years ended December 31, 2008 and 2007 and for the period December 1, 2006 (commencement of operations) to December 31, 2006. These financial statements and financial data highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

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

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of Systematic Momentum II LLC as of December 31, 2008 and 2007, the results of its operations, changes in members’ capital and the financial data highlights for the years ended December 31, 2008 and 2007 and for the period December 1, 2006 (commencement of operations) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

March 30, 2009

A member firm of

Deloitte Touche Tohmatsu

SYSTEMATIC MOMENTUM II LLC

(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2008 AND 2007

	2008	2007
ASSETS:
Equity in commodity futures trading accounts:
Cash (including restricted cash of $6,068,085 for 2007)	$—	$57,821,014
Options at market (premium paid of $4,367,164 for 2007)	—	6,520,243
Net unrealized profit on open contracts	—	589,384
Investments in Systematic Momentum (cost $52,795,442)	54,284,473	—
Due from Systematic Momentum	3,752,667	—
Cash	117,899	13,740
Accrued interest	2,092	191,067

TOTAL ASSETS	$58,157,131	$65,135,448

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Brokerage commissions payable	$—	$16,935
Management fee payable	—	80,070
Sponsor fee payable	96,219	70,822
Redemptions payable	3,583,417	142,377
Perfomance fee payable	—	936,548
Initial offering costs payable	27,156	27,965
Other	120,219	291,685

Total liabilities	3,827,011	1,566,402

MEMBERS’ CAPITAL:
Members’ Interest (46,011,832 Units and 56,168,576 Units outstanding, unlimited Units authorized)	54,330,120	63,569,046
Total members’ capital	54,330,120	63,569,046

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$58,157,131	$65,135,448

NET ASSET VALUE PER UNIT (SEE NOTE 7)

See notes to financial statements.

SYSTEMATIC MOMENTUM II LLC

(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 AND FOR THE PERIOD

DECEMBER 1, 2006 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2006

	2008	2007	2006
TRADING PROFIT (LOSS):

Realized	$4,207,691	$4,791,852	$(238,314)
Change in unrealized	(1,253,632)	2,721,629	20,834
Brokerage commissions	(294,966)	(82,693)	(3,465)

Total trading profit (loss)	2,659,093	7,430,788	(220,945)

INVESTMENT INCOME:
Interest	1,445,818	1,459,136	45,356

EXPENSES:
Management fee	1,330,727	543,610	13,694
Sponsor fee	1,536,052	465,974	—
Performance fee	5,864	936,548	—
Other	269,144	426,215	23,284
Total expenses	3,141,787	2,372,347	36,978

NET INVESTMENT INCOME (LOSS)	(1,695,969)	(913,211)	8,378

NET INCOME (LOSS)	$963,124	$6,517,577	$(212,567)

Weighted average number of Units outstanding
Class A*	7,824,807	3,900,017	—
Class C	39,730,521	13,552,158	—
Class D	14,075,689	12,898,046	11,150,000
Class I	14,052,241	4,433,866	—

Net income (loss) per weighted average Unit
Class A*	$(0.0006)	$0.1533	$—
Class C	$(0.0188)	$0.2127	$—
Class D	$0.1074	$0.1607	$(0.0191)
Class I	$0.0143	$0.2174	$—

* Units issued on February 1, 2007.

See notes to financial statements.

SYSTEMATIC MOMENTUM II LLC

(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 AND FOR THE PERIOD

DECEMBER 1, 2006 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2006

	Initial Offering	Subscriptions	Redemptions	Members’ Capital December 31, 2006	Subscriptions	Redemptions	Members’ Capital December 31, 2007	Subscriptions	Redemptions	Members’ Capital December 31, 2008
Class A*	—	—	—	—	4,470,511	(222,719)	4,247,792	7,469,935	(5,216,126)	6,501,601
Class C	—	—	—	—	26,151,093	(2,689,173)	23,461,920	27,952,891	(19,612,074)	31,802,737
Class D	11,150,000	—	(4,534,800)	6,615,200	24,658,509	(11,598,523)	19,675,186	7,283,952	(25,212,614)	1,746,524
Class I	—	—	—	—	8,875,453	(91,775)	8,783,678	9,979,725	(12,802,433)	5,960,970

Total Members’ Units	11,150,000	—	(4,534,800)	6,615,200	64,155,566	(14,602,190)	56,168,576	52,686,503	(62,843,247)	46,011,832

	Initial Offering	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2006	Subscriptions	Redemptions	Net Income	Members’ Capital December 31, 2007	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2008
Class A*	$—	$—	$—	$—	$—	$4,484,410	$(233,025)	$597,999	$4,849,384	$9,135,410	$(6,186,041)	$(4,839)	$7,793,914
Class C	—	—	—	—	—	26,424,408	(2,847,647)	2,882,803	26,459,564	34,186,917	(22,662,445)	(745,302)	37,238,734
Class D	11,150,000	—	(4,449,999)	(212,567)	6,487,434	25,153,084	(11,476,308)	2,072,896	22,237,106	9,034,994	(30,671,375)	1,512,063	2,112,788
Class I	—	—	—	—	—	9,156,130	(97,017)	963,879	10,022,992	12,178,742	(15,218,252)	201,202	7,184,684

Total Members’ Capital	$11,150,000	$—	$(4,449,999)	$(212,567)	$6,487,434	$65,218,032	$(14,653,997)	$6,517,577	$63,569,046	$64,536,063	$(74,738,113)	$963,124	$54,330,120

* Units issued on February 1, 2007.

See notes to financial statements.

SYSTEMATIC MOMENTUM II LLC

(A DELAWARE LIMITED PARTNERSHIP)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2008

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I
Per Unit Operating Performance:

Net asset value, beginning of period	$1.1416	$1.1278	$1.1302	$1.1411

Realized and unrealized change in trading profit	0.0890	0.0877	0.0779	0.0881
Brokerage commissions	(0.0038)	(0.0037)	(0.0038)	(0.0038)
Interest income	0.0192	0.0189	0.0192	0.0192
Expenses	(0.0472)	(0.0598)	(0.0138)	(0.0393)

Net asset value, end of period	$1.1988	$1.1709	$1.2097	$1.2053

Total Return:

Total return before Performance fees	5.52%	4.45%	7.11%	5.92%
Performance fees	-0.86%	-0.97%	0.29%	-0.65%
Total return after Performance fees	4.98%	3.82%	7.81%	5.62%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.15%	4.15%	1.64%	2.74%
Performance fees	0.69%	0.79%	-0.47%	0.46%
Expenses (including Performance fees)	3.84%	4.94%	1.17%	3.20%

Net investment income (loss)	-2.29%	-3.39%	0.38%	-1.66%

See notes to financial statements.

SYSTEMATIC MOMENTUM II LLC

(A DELAWARE LIMITED PARTNERSHIP)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2007

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A*		Class C	Class D	Class I
Per Unit Operating Performance:

Net asset value, beginning of period	$1.0000		$1.0000	$0.9807	$1.0000

Realized and unrealized change in trading profit	0.1639		0.1644	0.1643	0.1661
Brokerage commissions	(0.0020)		(0.0021)	(0.0021)	(0.0021)
Interest income	0.0388		0.0423	0.0420	0.0425
Expenses	(0.0591)		(0.0768)	(0.0547)	(0.0654)

Net asset value, end of period	$1.1416		$1.1278	$1.1302	$1.1411

Total Return:

Total return before Performance fees	15.87	%(b)	14.65%	17.53%	16.26%
Performance fees	-1.62	%(b)	-1.78%	-2.13%	-2.02%
Total return after Performance fees	14.13	%(b)	12.78%	15.24%	14.11%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	4.43	%(a)	5.09%	3.26%	3.62%
Performance fees	1.95	%(a)	2.78%	2.74%	3.12%
Expenses (including Performance fees)	6.38%		7.87%	6.00%	6.74%

Net investment income (loss)	-2.23	%(a)	-3.77%	-1.46%	-2.72%

* Units were issued on February 1, 2007.

(a) The ratios have been annualized.

(b) Not annualized.

See notes to financial statements.

SYSTEMATIC MOMENTUM II LLC

(A DELAWARE LIMITED PARTNERSHIP)

FINANCIAL DATA HIGHLIGHTS

FOR THE PERIOD DECEMBER 1, 2006 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2006

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class D
Per Unit Operating Performance:

Net asset value, beginning of period	$1.0000

Realized and unrealized change in trading profit	(0.0198)
Brokerage commissions	(0.0003)
Interest income	0.0041
Expenses	(0.0033)

Net asset value, end of period	$0.9807

Total Return:

Total return	-1.91	%(b)

Ratios to Average Members’ Capital (a):

Expenses	5.50%

Net investment income (loss)	1.14%

(a) The ratios have been annualized.

(b) Not annualized.

See notes to financial statements.

SYSTEMATIC MOMENTUM II LLC

(a Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS

1.               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Systematic Momentum II LLC (the “Fund”) formerly known as ML APM Global Commodity FuturesAccess LLC, a Merrill Lynch FuturesAccess Program (the “Program”) fund, was organized under the Delaware Limited Liability Company Act on May 17, 2004 and commenced trading activities on December 1, 2006.

On October 22, 2008, MLAI issued an announcement regarding a restructuring of the Fund. Effective December 1, 2008 as part of the restructuring the following occurred:

•                  The Fund changed its name to SYSTEMATIC MOMENTUM II LLC

•                  The name change amendment was filed with the Secretary of States of Delaware, New Jersey and New York on December 1, 2008.

•                  The Fund’s assets were reinvested in ML Systematic Momentum FuturesAccess LLC (“Systematic Momentum”).  Systematic Momentum invests into the following Funds: ML Altis FuturesAccess LLC (“Altis”), ML Aspect FuturesAccess LLC (“Aspect”), ML BlueTrend FuturesAccess LLC (“BlueTrend”), ML Chesapeake FuturesAccess LLC (“Chesapeake”), ML GSA FuturesAccess LLC (“GSA”), ML John Locke FuturesAccess LLC (“John Locke”), ML Transtrend DTP Enhanced FuturesAccess LLC (“Transtrend”) and ML Winton FuturesAccess LLC (“Winton”) and, (each a “Portfolio Fund”, collectively “Portfolio Funds”).  The Portfolio Funds employ a variety of systematic models and the Fund no longer utilizes the services of Absolute Plus Management, LLC (“APM”) as a commodity trading advisor. Prior to the restructure, the Fund engaged in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities.

•                  The Portfolio Funds are a group of commodity pools sponsored by MLAI, each of which places substantially all of its assets in a managed futures and forward trading account managed by a single or multiple commodity trading advisors.  Each of the Portfolio Funds implements a different trading strategy.

Merrill Lynch Alternative Investments LLC (“MLAI”) is the Sponsor of the Fund. MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Fund’s commodity broker.

Effective January 1, 2009, Merrill Lynch & Co., Inc. became a wholly-owned subsidiary of Bank of America Corporation pursuant to a merger agreement.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, Bank of America Corporation or any of its affiliates or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition

Prior to December 1, 2008 commodity futures, options on futures and forward contract transactions were recorded on the trade date.  Open  futures and forward contracts were reflected in Net unrealized profit on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  Option contracts were valued at market (last sale price) as of the last business day of the reporting period and shown in the Statements of Financial Condition.  The change in unrealized profit (loss) on open contracts and options from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Operations.

As of December 1, 2008 the Fund invests in Systematic Momentum and the resulting change between cost and market value is reflected in the Statements of Operations as Change in unrealized under Trading profit (loss). In addition, when the Fund redeems or partially redeems its interest in the Systematic Momentum, it records realized net profit (loss) for such interests in the Statements of Operations as Realized under Trading profit (loss).

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar, however, the Fund and Systematic Momentum may transact business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition of the Fund and Systematic Momentum.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported in Realized in the Statements of Operations of the Fund and Systematic Momentum.

Cash at Broker

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements. Included in cash deposits with the broker at December 31, 2007 were restricted cash for margin requirements of $6,068,085. As of December 31, 2008, no cash was held at the broker.

Operating Expenses, Offering Costs and Selling Commissions

The Fund pays for all routine operating costs (including offering costs, administration, custody, transfer, exchange and redemption process, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and expenses) incurred by the Fund.  The Fund also pays any extraordinary expenses.

MLAI paid all the expenses incurred in connection with the initial offering of the Units. The Fund is reimbursing MLAI for these costs.  The fund amortizes the initial offering cost over 60 months.  For financial reporting purposes in conformity with U.S. GAAP, the Fund amortizes the total initial offering costs of $42,000 over a twelve-month period (the Fund revised its estimate of initial offering costs from $60,000 to $42,000 during the year ended December 31, 2007).  For all other purposes, including determining the Net Asset Value per Unit for subscription and redemption purposes, the Fund amortizes offering costs over a 60 month period (see Note 7).

Class A Units are subject to a sales commission paid to Merrill Lynch ranging from 1.0% to 2.5%.  Class D and Class I Units are subject to sales commissions up to 0.5%.  The rate assessed to a given subscription is based upon the subscription amount.  Commissions are directly deducted from subscription amounts prior to share issuance.  Class C Units are not subject to any sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member’s respective share of the Fund’s income and expenses as reported for income tax purposes.

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the years ended December 31, 2008 and 2007 and for the period ended December 31, 2006.

Subscriptions

Prior to December 1, 2008 Units were offered as of the close of business at the end of each month.  Units were purchased as of the first business day of any month at Net Asset Value for all other purposes (see Note 6), but the subscription request had to be submitted at least three calendar days before the end of the preceding month.  Subscriptions that were submitted less than three days before the end of the month would have been applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

As of December 1, 2008 this Fund is no longer offered.

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value for all other purposes (see Note 7) as of the close of business, on the last business day of any month, upon ten calendar days’ notice (“notice period”).

An investor in the Fund can exchange these Units for Units of the same Class in other Program Funds as of the beginning of each calendar month upon at least ten days’ prior notice.  The minimum exchange amount is $10,000.

Redemption and exchange requests are accepted within the notice period.  The Fund does not accept any redemption requests after the notice period.  All redemption requests received after the notice period will be processed for the following month.

Dissolution of the Fund

The Fund may terminate if certain circumstances occur as set forth in the offering memorandum, which include but are not limited to the following:

(a)                             Bankruptcy, dissolution, withdrawal or other termination of the trading advisors of this Fund.

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

2.               INVESTMENT IN SYSTEMATIC MOMENTUM

The Fund invests substantially all of its assets in Systematic Momentum. The investment transactions are accounted for on a trade date basis. Investment in Systematic Momentum is valued at fair value and reflected on the Statements of Financial Condition. In determining fair value, MLAI utilizes the net asset valuation of Systematic Momentum. The fair value of Systematic Momentum is net of all fees relating to Systematic Momentum, paid or accrued. Additionally, MLAI monitors the performance of the Portfolio Funds. Such monitoring procedures include, but are not limited to: monitoring market movements in Portfolio Funds’ investments, comparing performance to industry benchmarks, and in-depth conference calls and site visits with Portfolio Funds managers.

At December 31, 2008, Investments in Portfolio Funds at fair value are as follows:

	Percentage of Member’s Capital	Fair Value	Profit (Loss)	Management Fees	Performance Fees

Chesapeake	10.09%	5,480,117	286,625	(75,680)	(92,468)
Transtrend	15.93%	8,653,456	1,315,312	(98,532)	(541,504)
Altis	13.32%	7,238,009	2,373,651	(91,333)	(579,470)
Winton	15.82%	8,595,311	828,774	(95,201)	(191,718)
Aspect	10.10%	5,489,181	843,664	(76,930)	(198,262)
John Locke	14.90%	8,092,870	825,864	(84,958)	(194,637)
BlueTrend	6.98%	3,792,994	635,750	(23,249)	(209,479)
GSA	12.78%	6,942,535	(621,980)	(75,262)	(0)

	99.92%	$54,284,473	$6,487,660	$(621,145)	$(2,007,538)

At December 31, 2007, the fund invested in the following postitions:

	Long Positions			Short Positions			Net Unrealized
Commodity Industry Sector	Number of Contracts	Unrealized Profit	Percent of Members’ Capital	Number of Contracts	Unrealized Profit	Percent of Members’ Capital	Profit on Open Positions	Percent of Members’ Capital	Maturity Dates

Futures Contracts

Interest rates	1,804	$463,505	0.73%	(448)	$125,879	0.20%	$589,384	0.93%	March 2008

Sector Total		$463,505	0.73%		$125,879	0.20%	$589,384	0.93%

Options
		Cost			Market
Agriculture	967	$1,550,162	2.44%	967	$2,425,546	3.82%	$875,384	1.38%	May 2008 - June 2008
Energy	215	1,222,845	1.92%	215	2,280,460	3.59%	1,057,615	1.67%	May 2008
Metals	338	1,594,157	2.51%	338	1,814,237	2.85%	220,080	0.34%	May 2008 - June 2008

Options Total		$4,367,164	6.87%		$6,520,243	10.26%	$2,153,079	3.39%

3.     INVESTMENT IN PORTFOLIO FUNDS AND CONDENSED SCHEDULE OF INVESTMENTS

The Fund invests in Systematic Momentum which invests in the Porfolio Funds mentioned in Note 1. MLAI the sponsor of the fund may in its discretion change the Portfolio Funds at any time.  MLAI also at its discretion may vary the percentage of the Fund’s total portfolio allocated to the different Portfolio Funds.  There is no pre-established range for the minimum and maximum allocations that may be made to any given Portfolio Fund.

4.     FAIR VALUE OF INVESTMENTS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurement (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Fund adopted FAS 157 as of January 1, 2008. The adoption of FAS 157 did not have a material impact on the Fund’s financial statements.

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at the measurement date (i.e. the exit price).

FAS 157 established a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

Level I — Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I are publicly traded investments. As required by FAS 157, the Fund does not adjust the quoted price for these investments even in situations where the Fund holds a large position and a sale could reasonably impact the quoted price.

Level II — Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of generally accepted and understood models or other valuation methodologies. Investments which are generally included in this category are investments valued using market data.

Level III — Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. Fair value for these investments is determined using valuation methodologies that consider a range of factors, including but not limited to the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed. Investments that are included in this category generally are privately held debt and equity securities.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. MLAI’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

The following table summarizes the valuation of the Fund’s investments by the above FAS 157 fair value hierarchy levels as of December 31, 2008:

	Total	Level I	Level II	Level III
Investment in Systematic Momentum	$54,284,473	N/A	$54,284,473	N/A

5.     RELATED PARTY TRANSACTIONS

The Portfolio Funds’ U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Portfolio Funds with interest at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates but not less than 75% of such prevailing rate.  The Portfolio Funds are credited with interest on any of their assets and net gains actually held by MLPF&S non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch.  Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Portfolio Funds, from possession of such assets.

Merrill Lynch charges the Portfolio Funds at prevailing local interest rates for financing realized and unrealized losses on each Portfolio Fund’s non-U.S. dollar-denominated positions.  Such amounts are netted against interest income due to the insignificance of such amounts.

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, 1.10% on Class I.  Class D is not charged a Sponsor fee.   Sponsor fees are paid to MLAI.

As of December 1, 2008 no brokerage commission is charged to members at the Fund level, although brokerage commissions are charged to members at the Portfolio Funds’ level, and investors will be indirectly subject to their pro rata share of such fees based on the indirect investment of the Fund in such underlying Portfolio Funds. Brokerage commissions will be paid on the completion or liquidation of a trade and are referred to as “round-turn” commissions, which cover both the initial purchase (or sale) and the subsequent offsetting sale (or purchase) of a commodity futures contract.  A portion of the brokerage fees is paid to Portfolio Funds’ executing brokers, which may include MLPF&S, as the commission or their execution services. The “round-turn” commissions paid will not exceed $15 per round-turn, except in the case of certain foreign contracts on which the rates may be as high as $100 per round-turn due to the large size of the contracts traded.  In general, it is estimated that aggregate brokerage commission charges will not exceed 3% and should equal approximately 0.50% per annum of each of the Portfolio Fund’s average month-end assets.

Prior to December 1, 2008, the Fund paid brokerage commissions on actual cost per round turn. The average round-turn commission rate charged to the Fund for the eleven month period ended November 30, 2008 was $7.96. The average round-turn commission rate charged to the Fund for the year ended December 31, 2007 and for the period ended December 31, 2006 were approximately $7.63 and $10.47 respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Prior to December 1, 2008, the Fund paid APM annual management fees of 1.50% of the Fund’s average month-end assets allocated to them after reduction for the brokerage commissions accrued with respect to such assets.  MLAI receives 25% of the 1.50% management fee for sponsoring and providing ongoing administration and operational support to the Fund.

6.     ADVISORY AGREEMENTS

Each Portfolio Fund implements a systematic-based managed future strategy under the direction of its trading advisor which is listed below:

Advisor	Next Renewal Date of Advisory Agreement
Altis Partners (Jersey) Limited	December 31, 2016
Aspect Capital Management	December 31, 2011
Chesapeake Capital Corporation	December 31, 2016
Transtrend B.V.	December 31, 2009
Winton Capital Corporation	December 31, 2014
John Locke Investments SA	December 31, 2016
GSA Capital Partner, LLP	June 30, 2012
BlueCrest Capital Management L.P.	December 31, 2010

The advisory agreements shall be automatically renewed for successive three-year periods, on the same terms, unless terminated by either the Portfolio Fund or the respective advisor upon 90 days’ notice to the other party.  The advisors determine the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Portfolio Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Portfolio Funds pay their respective trading advisors annual management fees of 2.00% of their average month-end assets after reduction for the brokerage commissions accrued with respect to such assets. For Altis, Chesapeake and Transtrend, MLAI receives 50% of the 2.00% management fees. For Aspect, Winton, John Locke, GSA and BlueTrend, MLAI receives 25% of the 2.00% management fees.

Performance charged by the Portfolio Funds are calculated at 20% for all Portfolio Funds except Bluetrend and Transtrend which is calculated at 25% of any New Trading Profit, as defined, and earned by the respective advisors.  Performance fees are also paid out in respect of Units redeemed as of the end of interim month, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. For Aspect, Winton, GSA and John Locke, MLAI received 25% of the 20% performance fees.

Prior to December 1, 2008, the Fund had contracted APM as the Fund’s Trading Advisor. As of December 1, 2008, APM is no longer the Fund’s Trading Advisor.

Performance fees under the APM advisory agreement were paid by the Fund and calculated as 15% of any New Trading Profit, as defined, and earned by APM as of either the end of each calendar year or upon the net reallocation of assets away from APM.  MLAI received 25% of the 15% performance fees.  Performance fees were also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. All fees due to APM under the advisory agreement were paid in full as of December 31, 2008.

7.     NET ASSET VALUE PER UNIT

For financial reporting purposes, in conformity with U.S. GAAP, the Fund amortizes over a twelve-month period the total initial offering costs payable to MLAI for purposes of determining Net Asset Value.  For all other purposes, including computing Net Asset Value for purposes of member subscription and redemption activity, such costs are amortized over 60 months.  Consequently, as of December 31, 2008 and 2007, the Net Asset Value and Net Asset Value per Unit of the different Classes for financial reporting purposes and for all other purposes are as follows:

December 31, 2008

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes (unaudited)	Financial Reporting	Number of Units	All Other Purposes (unaudited)	Financial Reporting
Class A	$7,796,919	$7,793,914	6,501,601	$1.1992	$1.1988
Class C	37,243,881	37,238,734	31,802,737	1.1711	1.1709
Class D	2,129,830	2,112,788	1,746,524	1.2195	1.2097
Class I	7,186,646	7,184,684	5,960,970	1.2056	1.2053
	$54,357,276	$54,330,120	46,011,832

December 31, 2007

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes (unaudited)	Financial Reporting	Number of Units	All Other Purposes (unaudited)	Financial Reporting
Class A	$4,852,693	$4,849,384	4,247,792	$1.1424	$1.1416
Class C	26,466,199	26,459,564	23,461,920	1.1280	1.1278
Class D	22,254,692	22,237,106	19,675,186	1.1311	1.1302
Class I	10,025,466	10,022,992	8,783,678	1.1414	1.1411
	$63,599,050	$63,569,046	56,168,576

8.     WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding was computed for purposes of disclosing net income (loss) per weighted average Unit.  The weighted average Units outstanding for the years ended December 31, 2008 and 2007 and for the period ended December 31, 2006 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the period.

9.     RECENT ACCOUNTING PRONOUNCEMENTS

In March 2008, the FASB released Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment to FASB Statement No. 133 (“FAS 161”). FAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk related contingent features in derivative agreements. The application of FAS 161 is required for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. Currently, the Fund and Systematic Momentum are evaluating the implications of FAS 161 on their respective financial statements.

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“FAS 162”). FAS 162 identifies the sources of accounting principles and the framework for selecting the accounting principles used in preparing financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. Currently, U.S. GAAP hierarchy is provided in the American Institute of Certified Public Accountants U.S. Auditing Standards (“AU”) Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The Fund and Systematic Momentum do not expect the adoption of FAS 162 to have an impact on their respective financial statements.

10.   MARKET AND CREDIT RISKS

The nature of this Fund has certain risks, which cannot all be presented on the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Portfolio Funds’ net unrealized gains on open contracts on such derivative instruments as reflected in the Statements of Financial Condition of the Portfolio Funds.  The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Portfolio Funds as well as the volatility and liquidity of the markets in which the derivative instruments are traded.  Investments in foreign markets may also entail legal and political risks.

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of the Portfolio Funds, calculating the Net Asset Value of the Fund, Systematic Momentum and the Portfolio Funds as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Portfolio Funds’ market exposure, MLAI may urge the respective advisors to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied by respective advisors.

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

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized gains on open contracts, if any, included in the Statements of Financial Condition of the Portfolio Funds. The Portfolio Funds attempt to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

The Portfolio Funds, in their normal course of business, enter into various contracts, with MLPF&S acting as their commodity broker.  Pursuant to the brokerage arrangement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Equity in commodity futures trading accounts in the Statements of Financial Condition of the Portfolio Funds.

*     *     *     *     *     *     *     *     *     *     *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

/s/ Barbra E. Kocsis
Barbra E. Kocsis

Chief Financial Officer

Merrill Lynch Alternative Investments LLC

Sponsor of

SYSTEMATIC MOMENTUM II LLC